Exhibit (h)(v)

AMENDMENT NO. 3

TO THE

SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment No. 3 to the Sub-Administration and Accounting Agreement (this “Amendment”) is made as of September 21, 2010 and effective on November 1, 2010 (“Effective Date of Amendment No. 3 to SAAA”), and shall amend the Sub-Administration and Accounting Agreement made as of the 8th day of October, 2001, as amended (the “Agreement”) by and between Schroder Capital Funds (Delaware), a Delaware business trust (the “Trust”), on behalf of each of its constituent funds, SEI Investments Global Funds Services (the “Administrator”), a Delaware business trust and Schroder Investment Management North America Inc. (“SIMNA”), as assignee of the Trust’s former administrator, Schroder Fund Advisors, Inc..  Defined terms not defined herein and defined in the Agreement shall have the meaning given to them in the Agreement.

WHEREAS, the Administrator, now known as SEI Investments Global Funds Services, provides administration and accounting services to the Trust, through SIMNA, the Trust’s administrator;

WHEREAS, each of the parties to the Agreement now wish to amend the Agreement as provided herein; and

WHEREAS, Article 13 of the Agreement permits amendment only by an instrument in writing signed by the party against which enforcement of the change may be sought;

NOW, THEREFORE, for and in consideration of the promises and mutual covenants herein contained, the parties hereby agree as follows:

(1)                                 Schedule B.  Schedule B is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

(2)                                 Ratification of Agreement.  Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

(3)                                 Multiple Originals.  This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(4)                                 Binding Effect.  This Amendment, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective permitted successors and assigns.

(5)                                 Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ John Alshefski
Name:	John Alshefski
Title:	SVP

SCHRODER CAPITAL FUNDS (DELAWARE)

By:	/s/ Alan M. Mandel
Name:	Alan M. Mandel
Title:	Treasurer

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ William P. Sauer
Name:	William P. Sauer
Title:	Authorized Signatory

ATTACHMENT 1

SCHEDULE B

TO THE SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT

DATED AS OF OCTOBER 8, 2001,

AMENDED AS OF SEPTEMBER 15, 2004,

AMENDED AS OF JUNE 1, 2008

AMENDED AS OF NOVEMBER 1, 2010

BY AND BETWEEN

SCHRODER CAPITAL FUNDS (DELAWARE), SEI INVESTMENTS GLOBAL

FUNDS SERVICES AND SCHRODER FUND ADVISORS INC.

Portfolios:                                                                 This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created (collectively with the portfolios of Schroder Series Trust, the “Portfolios”).  The following is a list of the current portfolios of the Trust:

1.  SCHRODER INTERNATIONAL ALPHA FUND

2.  SCHRODER U.S. OPPORTUNITIES FUND

Fees:                                                                                            Commencing as of November 1, 2010, each Portfolio shall pay the Administrator its pro rata portion of the asset based fees set forth below, calculated based upon the aggregate average daily net assets of Schroder Capital Funds (Delaware), Schroder Series Trust, Schroder QEP Global Value Fund and Schroder QEP Global Quality Fund, (each of which Schroder QEP Global Value Fund and Schroder QEP Global Quality Fund shall be referred to together as the “QEP Funds”  are Portfolios in Schroder Global Series Trust pursuant to Amendment No. 2 dated the date hereof to the Sub-Administration and Accounting Agreement dated January 28, 2005, by and between Schroder Global Series Trust, SEI Investments Global Funds Services, and Schroder Fund Advisors, Inc.) (together the “Schroder Funds Complex”).  For the avoidance of doubt, prior to November 1, 2010, each Portfolio in the Schroder Funds Complex shall pay the Administrator its pro rata portion of the asset based fees as set forth in Amendment No. 2 to Sub-Administration and Accounting Agreement by and between the parties hereto dated June 1, 2008.

Asset Based Fees:                     0.0875% on the first $2 billion of average daily net assets

0.07% on the next $1 billion of average daily net assets

0.06% on the next $2 billion of average daily net assets

0.05% on average daily net assets in excess of $5 billion

Annual Minimum Fees:                                                                    From and after the Effective Date of Amendment No. 3 to SAAA, this fee schedule is subject to a cumulative minimum annual fee for the Schroder Funds Complex based on the nine currently contemplated Portfolios, in the amount of $712,500 for all such portfolios and classes; thereafter, the cumulative minimum annual fee for the Schroder Funds

Complex shall be $782,500, as Administrator has agreed to waive half of the $70,000 annual minimum fee for each of Schroder QEP Global Value Fund and Schroder QEP Global Quality Fund during such Funds’ first year of operations.

Adjustments to

Annual Minimum Fees:                                                                    The minimum fee shall be increased for each Portfolio in excess of the Portfolios in the Schroder Funds Complex in existence as of the Effective Date of Amendment No. 2, as follows:  $50,000 for each Portfolio that invests primarily in domestic securities and $70,000 for each Portfolio that invests primarily in international securities.

The minimum fee shall be increased for each new class added to any Portfolio in the Schroder Funds Complex after the date of this Amendment, as follows:  $12,500 for each new class added to a Portfolio that invests primarily in domestic securities and $17,000 for each new class added to a Portfolio that invests primarily in international securities.

The minimum fee shall be decreased if any Portfolio in the Schroder Funds Complex is fully liquidated after the date of this Amendment as follows:  $50,000 for each Portfolio that invests primarily in domestic securities and $70,000 for each Portfolio that invests primarily in international securities. The minimum fee shall be decreased to equal $642,500 in the event that the QEP Funds do not become effective).  The minimum fee shall be decreased if any class in the Schroder Funds Complex is fully liquidated after the date of this Amendment, as follows:  $12,500 for each class that invests primarily in domestic securities and $17,000 for each class that invests primarily in international securities.

Notwithstanding the foregoing, under no circumstances will the minimum annual fee for the Schroder Funds Complex be less than $400,000 for all portfolios and classes in existence during the term of the Agreement, as amended.

Term:                                                                                          The Agreement became effective on November 5, 2001 (executed by the parties on October 8, 2001) and, as hereby amended, shall remain in effect through October 31, 2012 (“Initial Term”) and, thereafter, shall automatically renew for successive two (2) year terms, unless and until this Agreement is terminated by a party in accordance with the provisions of Article 6 of the Agreement.

[END OF SCHEDULE B]